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                           CERTIFICATE OF AMENDMENT OF

                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

                                  OMNICELL.COM

         Randall  Lipps and Robert J. Brigham certify that:

         1. They are the Chairman of the Board and Assistant Secretary, respectively, of OMNICELL.COM, a California corporation.

         2. Article III of the Amended and Restated Articles of Incorporation of this corporation is amended to read in full as follows:

                                      "III

                  The Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock the Corporation shall have authority to issue is 35,000,000 and the total number of shares of Preferred Stock the Corporation shall have authority to issue is 18,500,000. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and, subject to the rights of existing shareholders set forth in Article IV, Section 6, to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series (subject to the provisions of Section 6 of Article IV hereof).

                  The Common Stock shall be divided into two series, to be designated, respectively, Class A Voting Common Stock, consisting of 32,500,000 shares ("Class A Common"), and Class B Non-voting Common Stock, consisting of 2,500,000 shares ("Class B Common").

                  The first series of Preferred Stock shall be designated Series A Preferred Stock ("Series A Preferred") and shall consist of 480,000 shares. The second series of Preferred Stock shall be designated Series B Preferred Stock ("Series B Preferred") and shall consist of 320,666 shares. The third series of Preferred Stock shall be designated Series C Preferred Stock ("Series C Preferred") and shall consist of 1,700,000 shares. The fourth series of Preferred Stock shall be designated Series D Preferred Stock ("Series D Preferred") and shall consist of 1,328,000 shares. The fifth series of Preferred Stock shall be designated Series E Preferred Stock ("Series E Preferred") and shall consist of 1,966,000 shares. The sixth series of Preferred Stock shall be designated Series F Preferred Stock

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         ("Series F Preferred") and shall consist of 2,000,000 shares. The seventh series of Preferred Stock shall be designated Series G Preferred Stock ("Series G Preferred") and shall consist of 1,000,000 shares. The eighth series of Preferred Stock shall be designated Series H Preferred Stock ("Series H Preferred") and shall consist of 4,000,000 shares. The ninth series of Preferred Stock shall be designated Series J Preferred Stock ("Series J Preferred") and shall consist of 1,802,000 shares. The tenth series of Preferred Stock shall be designated Series K Preferred Stock ("Series K Preferred") and shall consist of 3,157,895 shares. The Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, the Series F Preferred, Series G Preferred, Series H Preferred, Series J Preferred and Series K Preferred shall be referred to as the "Preferred". "

         3. The foregoing Amendment and Restatement of Articles of Incorporation has been duly approved by the Board of Directors.

         4. The foregoing Amendment and Restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 and Section 903 of the Corporations Code.

         5. The total number of outstanding shares of Common Stock of the Corporation is 2,605,135, and the total number of outstanding shares of (i) Series A Preferred is 480,000, (ii) Series B Preferred is 320,666, (iii) Series C Preferred is 1,700,000, (iv) Series D Preferred is 1,309,484, (v) Series E Preferred is 1,965,262, (vi) Series F Preferred is 1,948,090, (vii) Series G Preferred is zero, (viii) Series H Preferred is 3,804,346, (ix) Series I Preferred Stock is zero, (x) Series J Preferred is 1,081,200 and (xi) Series K Preferred is 2,105,263. The number of shares voting in favor of Amendment and Restatement equaled or exceeded the vote required. The percentage vote required was (i) more than 50% of the Common Stock voting as a class and (ii) more than 50% of the Preferred Stock voting together as a class."

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We further declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

         Executed at Palo Alto, California, this 3 day of MARCH 2000.

                                          By:   /s/ Randall Lipps
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                                                   Randall Lipps
                                                   Chairman of the Board

                                          By:   /s/ Robert J. Brigham
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                                                   Robert J. Brigham
                                                   Assistant Secretary